Exhibit 10.12

                              DEVELOPMENT AGREEMENT

                            Subcontract No. 32162-SV

                                     BETWEEN

                           THALES COMMUNICATIONS, INC.

                                       AND

                             NEAH POWER SYSTEMS INC.



                                December 19, 2003

THIS AGREEMENT, effective as of the last date of signature hereto, by and between Thales Communications, Inc. of 22605 Gateway Center Drive, Maryland 20871, hereinafter called "Thales", "TCI" or "Buyer", and Neah Power Systems, Inc. of 22118 20th Avenue SE, Suite 142, Bothell, WA 98021, hereinafter called the "Neah", "Seller" or "Subcontractor", collectively called the "Parties."

                                 WITNESSETH THAT

Whereas, Neah is an expert engaged in the development of small fuel cells for portable devices based upon silicon technology and desires to enter a business arrangement with TCI to develop a tactical fuel cell version for use with TCI's XXXX portable applications;

Whereas, TCI is a Government and defense contractor in the business of developing, producing and selling XXXX portable radios and desires to enter into a business arrangement with Neah to have Neah develop a tactical fuel cell power source for use with TCI's products;

Whereas, in consideration of the mutual promises, covenants, and agreements set forth herein, the Parties agree that the Neah shall perform all the services and deliver all of the products required by this Agreement, for the consideration calculated in accordance with this Agreement. This Agreement, hereinafter referred to as the "Agreement" or "Subcontract". The rights and obligations of the Parties shall be governed by this Agreement, the Supplemental Provisions and any other documents or specifications attached hereto or referenced herein or within a document so referenced.

Now therefore, the parties agree as follows:

1. DEVELOPMENT PHASE I - PRICES AND DELIVERY SCHEDULE:

For a price of $344,000, Seller agrees to use commercially reasonable efforts to develop proof-of-concept fuel cell power source prototypes in accordance with the Statement of Work (SOW) and Specification shown in Attachment 1. The deliverables for Phase I are as follows:


-------------------------------------------------------------------------------------------------------------------
                           Description                                     Quantity                 Due Date
-------------------------------------------------------------------------------------------------------------------
Fuel Cell Prototype in accordance with SOW and Specification                   2              9 Months from date of
                                                                                                    Agreement
-------------------------------------------------------------------------------------------------------------------
Non-Functioning Space Models in Phase 2 Form Factor                            2              9 Months from date of
                                                                                                    Agreement
-------------------------------------------------------------------------------------------------------------------
Draft Phase 2 Fuel Cell Requirements                                           1              9 Months from date of
Document and Not to Exceed Production Price                                                         Agreement
-------------------------------------------------------------------------------------------------------------------
Test and Evaluation Support                                               As required              As Required
-------------------------------------------------------------------------------------------------------------------
Status Reports /Conference Calls                                     Bi-weekly as Required          As Agreed
-------------------------------------------------------------------------------------------------------------------
Meetings/Reviews                                                           3 Minimum                As Agreed
-------------------------------------------------------------------------------------------------------------------

For purposes of administration and payment, a separate Purchase Order(s) may be issued pursuant to this Agreement. In such an event, any purchase order issued shall make reference to this Agreement and all terms and conditions contained herein shall apply to the purchase orders. To the extent that such purchase orders include terms which are in conflict with, or which are not included in, this Agreement, they shall be subject to acceptance by Neah.

PHASE I PAYMENT SCHEDULE

Payments shall be made to Seller based an the fallowing Milestone Schedule:


---------------------------------------------------------------------------------------------------------------------
   Milestone                Payment Event/Criteria                  Payment Amount           Estimated Schedule
---------------------------------------------------------------------------------------------------------------------
       1         Execution of Agreement                                $153,000                      N/A
---------------------------------------------------------------------------------------------------------------------
       2         Critical Design Review                                $78,000           6 Months from date of this
                                                                                                  Agreement
---------------------------------------------------------------------------------------------------------------------
       3         Delivery of Draft Phase 2 Product                     $113,000          9 Months from date of this
                 Development Specification, two Phase 1                                           Agreement
                 prototypes and two Phase 2 space models,
                 and Not-to-Exceed Production Price.
---------------------------------------------------------------------------------------------------------------------

Payments are due by Buyer net 30 days after receipt of a valid invoice from Seller.

2.  OPTION DEVELOPMENT PHASE 2 - PRICES AND DELIVERY SCHEDULE:

The Buyer shall have 3 months following final delivery of all deliverables by Seller and acceptance thereof by buyer under development Phase 1 to exercise the Phase 2 option, at which time Buyer shall provide Seller with the finalized physical farm factor far Phase 2. The buyer shall have an option to purchase an additional 3 months of decision time at a cost of $40,000. The total price for Phase 2, if successful, is $1,402,000. Seller agrees to use commercially reasonable efforts to develop fuel cell power sources in accordance with the Statement of Work (SOW) and Specification shown in Attachment 1. The deliverables for Phase 2 are as follows:


---------------------------------------------------------------------------------------------------------------------
                            Description                                      Quantity                Due Date
---------------------------------------------------------------------------------------------------------------------
Fuel Cell Prototype including fuel cells and fuel cartridges.         5 units qualified per      12 Months after
                                                                      Table 6, Attachment 4B     option exercise
---------------------------------------------------------------------------------------------------------------------
Fuel Cell Documentation                                                       1 lot                  Per SOW
---------------------------------------------------------------------------------------------------------------------
Test and Evaluation Support                                                As Required             As Required
---------------------------------------------------------------------------------------------------------------------
Status Reports/Conference Calls                                       Bi-weekly as Required         As Agreed
---------------------------------------------------------------------------------------------------------------------
Meetings/Reviews                                                            4 Minimum               As Agreed
---------------------------------------------------------------------------------------------------------------------
Phase 3 Production Price and Delivery Proposal                                  1                15 Months after
                                                                                                 option exercise
---------------------------------------------------------------------------------------------------------------------

For purposes of administration and payment, a separate Purchase Order(s) may be issued pursuant to this Agreement. In such an event, any purchase order issued shall make reference to this Agreement and all terms and conditions contained herein shall apply to the purchase orders. To the extent that such purchase orders include terms which are in conflict with, or which are not included in this Agreement, they shall be subject to acceptance by Neah.

PHASE 2 PAYMENT SCHEDULE

Payments shall be made to Seller based on the following Milestone Schedule:


---------------------------------------------------------------------------------------------------------------------
          Milestone                  Payment Event/Criteria           Payment Amount          Estimated Schedule
---------------------------------------------------------------------------------------------------------------------
              1                 Exercise of Option 2 and                 $100,000          2 weeks after exercise of
                                Delivery of Draft Engineering                                       option
                                Procedures (SOW 8.2.1)
---------------------------------------------------------------------------------------------------------------------
              2*                Delivery of Final Phase 2                $100,000          8 weeks after exercise of
                                Product Design Specification                                        option
                                and Status Meeting
---------------------------------------------------------------------------------------------------------------------
              3                 Preliminary Design Review                $100,000            17 weeks after option
                                                                                                   exercise
---------------------------------------------------------------------------------------------------------------------
              4*                Preliminary Working unit                 $100,000            26 weeks after option
                                Demonstration (to be defined at                                    exercise
                                PDR) and Status Meeting
---------------------------------------------------------------------------------------------------------------------
              5                 Critical Design Review, to               $100,000            34 weeks after option
                                include Bill of Materials,                                         exercise
                                Production Costs and Updated
                                Not to Exceed Production
                                Pricing and Price Targets
---------------------------------------------------------------------------------------------------------------------
              6*                Delivery of Qualification Test           $120,000            43 weeks after option
                                Plan and Procedures                                                exercise
---------------------------------------------------------------------------------------------------------------------
              7*                Physical Configuration Audit             $100,000            47 weeks after option
                                                                                                   exercise
---------------------------------------------------------------------------------------------------------------------
              8*                Delivery of five (5) prototypes          $682,000            52 weeks after option
                                (qualified per Table 6, Attachment 4B),
                                delivery of qualification documentation
                                and test data and quality system
                                implementation plan, together with
                                escrow of the engineering and
                                manufacturing data package (upon
                                acceptance of prototypes)
---------------------------------------------------------------------------------------------------------------------

*Completion of this milestone requires TCI approval of this item prior to payment. Such approval shall not be unreasonably withheld or delayed.

Additional Phase 2 prototypes may be obtained at Neah's documented fully burdened cost, not to exceed $10,000 per unit, leadtime = approximately 4 weeks

Seller will submit an invoice for each payment milestone following completion, and acceptance when required, of the milestone. Payments are due by Buyer net 30 days after receipt of a valid invoice from Seller, provided that for milestones which are subject to acceptance payment shall be due net 10 days after the date of acceptance and receipt of valid invoice in accordance with Clause 9 below.

3.   PRODUCTION PHASE 3:

     A. At the conclusion of Development Phase 2, Buyer shall have the option (the "Production Phase Option") to elect to proceed to the production phase of this Agreement (the "Production Phase"), which must be exercised by written notice to Seller within ninety (90) days following the date of receipt by Buyer of reasonable approvals by the United States Government for sale of the products developed under this Agreement, but in no event later than one hundred eighty (180) days following the completion of Development Phase 2. In the event that Buyer elects to exercise the production phase of this Agreement, the parties agree to negotiate an amendment to this Agreement which adds all of the necessary provisions for a production type contract (the "Production Phase Amendment"). These terms shall include at a minimum, pricing (which shall not be higher than the not to exceed pricing established under Milestone 5 of Phase 2 for one year after the first production order), quantity break pricing, price escalation formula or index, delivery schedules, inspection and acceptance requirements, quality assurance program requirements, product warranty, Government flow-down clauses and any other appropriate provisions.

     B. In the event that the parties are unable to agree upon a Production Phase Amendment within ninety (90) days following the date of exercise of the Production Phase Option by Buyer, the terms of the Production Phase Amendment shall be established pursuant to the dispute resolution procedures set forth in Clause 29 below, unless Buyer rescinds its exercise of the Production Phase Option by written notice prior to the commencement of such procedures.

4.   EXCLUSIVITY PROVISIONS

     Seller hereby grants Buyer limited exclusivity with respect to the fuel cell technology being developed under this Agreement as described in Attachment 3, License and Exclusivity Provisions.

5.   BUYER EQUITY INTEREST

     Concurrent with TCI exercising its Option to fund Phase 2, Neah shall grant TCI a warrant to purchase up to 250,000 shares of Common Stock (as adjusted for stock splits, etc.) in the form attached as Attachment 6 (the "Common Warrant"), subject to vesting as provided in the Common Warrant. The exercise price per share shall be $0.12 (as adjusted for stock splits, etc.), which equals the most recent valuation of the Common Stock by the Board of Directors prior to the signing of this Agreement. Neah expressly acknowledges that Section 4 of the Common Warrant requires Neah to give TCI the notice of any stock transactions currently required to be given to holders of preferred stock under Article 4B(2)c(iii) of Neah's Articles of Incorporation.

6.   MANUFACTURING RIGHTS; LICENSE

     In the event that the materials held in Escrow are released to Buyer in accordance with Clause 13 of this Agreement, Seller grants full manufacturing rights to Buyer in accordance with Attachment 3, License and Exclusivity Provisions. A full manufacturing data package sufficient to allow Buyer to have an independent third party produce the final product (including, but not limited to, product design documentation, bill of materials, manufacturing process design and production instructions, and source development documentation) shall be placed into escrow as provided for in Clause 13 of this Agreement.

7.   INTELLECTUAL PROPERTY RIGHTS

     A. All Intellectual Property developed by either party prior to the term of this Agreement will be the property of the developing party.

     B. All Intellectual Property developed by either party during the term of this Agreement independently of the other party will be the property of the developing party, subject to the following mandatory licenses with respect to Intellectual Property related solely to the interaction between fuel cells and portable radios ("Fuel Cell/Radio IP"):

          1. Fuel Cell/Radio IP developed independently by Seller during the term of this Agreement shall be owned by Seller, subject to a perpetual, world-wide, royalty free license to Buyer to make, have, made, use, sell and import products based on such Intellectual Property.

          2. Fuel Cell/Radio IP developed independently by Buyer during the term of this Agreement shall be owned by Buyer, subject to a perpetual, world-wide, royalty bearing license to Seller to make, have made, use, sell and import products based on such Intellectual Property on terms agreed upon by Buyer and Seller or, failing agreement within a reasonable time following request by Seller, as determined pursuant to Clause 29 below.

     C. All Intellectual Property developed jointly by the parties during the term of this Agreement shall be jointly owned, except for Fuel Cell/Radio IP. Jointly developed Fuel Cell/Radio IP shall be owned by Seller, subject to a perpetual, world-wide, royalty free license to Buyer to make, have made, use, sell and import products based on such Intellectual Property.

     D. The licenses granted to Buyer pursuant to this Clause 7 shall be limited for use with respect to Buyer's own products, and such rights may not be sublicensed by Buyer except in connection with the manufacture and sale of Buyer's products.

     E. Each Party agrees to execute such documents and take such other reasonable actions as the other Party may request in connection with evidencing or perfecting its rights in Intellectual Property in accordance with this Clause 7.

     F. TCI acknowledges that Neah's technology, and all copyrights, patents and other intellectual property rights relating to Neah's technology are the exclusive property of Neah or its licensors, and that nothing herein shall be construed as granting TCI any right, title, license in, or interest to Neah's technology or in the intellectual property this relating to Neah's technology other than as specifically set forth in this Agreement, inclusive of the licenses granted pursuant to Attachment 3.

     G. Neah acknowledges that TCI's technology, and all copyrights, patents and other intellectual property rights relating to TCI's technology are the exclusive property of TCI or its licensors, and that nothing herein shall be construed as granting Neah any right, title, license in, or interest to TCI's technology or in the intellectual property rights relating to TCI's technology other than as specifically set forth in this Agreement, inclusive of Attachment 3.

8.   CUSTOMER FURNISHED PROPERTY

     In the event that Buyer delivers f to Seller, or Seller acquires for Buyer using funding provided in this Agreement, any Customer Furnished Property
     (CFP), including products, material, equipment or tooling, the following terms apply:

     A. CFP received by Seller shall be in a condition suitable for its intended use. If it is not so, Seller shall immediately notify Buyer.

     B. Title to all CFP shall be retained by Buyer while in the possession of Seller.

     C. Seller shall be liable, responsible and accountable for all CFP provided, including loss, damage, or destruction, with the exception of reasonable wear and tear.

     D.   CFP shall be returned or disposed of by Seller as directed by Buyer.

9.   INSPECTION AND ACCEPTANCE

     A. Notwithstanding any prior preliminary inspection and/or acceptance, including source inspection(s), final inspection and acceptance of all deliverables shall be made at the Buyer's facility in XXXX. Final acceptance of any supplies or services shall not be deemed a waiver of any warranties contained herein.

     B. With respect to Milestones 2, 4, 6 and 7 under Phase 2, Buyer shall be deemed to have accepted the deliverables unless it provides Seller with written notice within thirty (30) days following receipt of the deliverable setting forth any perceived issues. The parties shall attempt in good faith to agree within twenty (20) days thereafter upon a plan for resolving the issues, specifically addressing the impact upon program schedule. Payment of amounts owing to Seller by Buyer with respect to each such milestone shall be due within ten (10) days following the date of acceptance.

     C. With respect to Milestone 8 under Phase 2, Buyer shall be allowed eight (8) weeks following the date of delivery of final deliverables to determine, in Buyer's sole discretion, compliance with acceptance criteria, and shall be deemed to have accepted the deliverables unless it provides Seller with written notice within such period setting forth any perceived issues. The parties shall thereafter work in good faith to resolve the issues, and Seller shall use commercially reasonable efforts to correct any deficiencies, after which the testing and problem resolution procedures and schedule shall be repeated.

10.  RELEASE OF INFORMATION

     Neither party, nor any of its subcontractors, shall make any public release of information (except for reasonable disclosures to the U.S. Government), including photographs and films, public announcements, or the nature and existence of a business relationship or Agreement between the parties (or confirmation of same), without prior approval in writing from the other party.

11.  QUALITY ASSURANCE

     At the conclusion of Phase 4, Seller shall deliver to Buyer a Quality System Implementation Plan, which will include Seller's plans for achieving an acceptable quality assurance program for Production Phase 3. The Production Phase Amendment shall include a Quality Assurance Plan, and failure of Seller to comply with such plan shall constitute a material breach of this Agreement. Subsequent to the Phase 2 development, Seller (or Seller's designated and Buyer approved manufacturer) agrees to maintain a quality control system in compliance with ISO-9001, or equivalent, which is approved by Buyer, and any requirements contained within the Statement of Work, Specification(s) and other requirements shown in this Agreement. Seller further agrees:

     A. To provide access to the Seller's facilities and those of its lower tier suppliers for periodic witnessing and inspection by the Buyer and/or Government representatives during all phases.

     B. To provide a Quality Plan which addresses design verification, configuration management, inspection and testing, process controls, requirements verification and other quality elements to Buyer for approval during Production Phase 3.

     C. To provide Qualification Test Plans and Procedures to Buyer for approval during Development Phase 2. Hollowing approval of these documents and completion of Phase 2 development, Seller shall provide a Qualification Test Report which demonstrates full compliance with the Statement of Work and Specifications.

     D. To comply with the following requirements during the Production Phase 3 of this Agreement:

          1. The first piece of each product produced shall be inspected for all characteristics by Seller. The detailed results of this inspection shall be supplied to Buyer with each first article piece. Buyer reserves the right to witness the first article inspection at Seller's facility or the facility of Seller's lower-tier supplier.

          2. Acceptance Test Procedures (ATP) to be used in the execution of this order, for any changes to previously approved ATPs, shall be submitted to Buyer for approval prior to the commencement of any acceptance testing.

          3. Buyer reserves the right to inspect all materials that are used in the manufacture of product under this Agreement.

          4. All products shall be delivered by Seller with a Certificate of Conformance (C of C) signed by the responsible quality official. The C of C shall be a written statement certifying that the product(s) have been subjected to the required test(s) to verify conformance to the applicable drawing(s) and/or specification requirement(s). Test and visual inspection results shall be maintained on file by Seller and subject to examination for three
               (3) years following completion of all deliveries under this Agreement.

          5. Any changes to Engineering, Material, or Processes must be approved by Buyer.

          6. Request for information on any departures from Drawings, Specifications, Special Processes, including repairs and design changes, or other requirements must be reported on a Vendor Information Request (VIR) form. Formal disposition of the VIR must be obtained prior to shipment and a copy of the VIR must accompany each shipment.

          7. If applicable, workmanship of bare Printed Wire Boards shall conform to the requirements of IPC-A-600, Class II. Workmanship of Circuit Card Assemblies shall conform to the requirements of IPC-A-610 and ANSI/J-STD001, Class 11.

12.  PLACE OF PERFORMANCE

     The Seller shall perform the work under this Agreement at its facilities located in Bothell, Washington, and at such other locations as may be approved in writing by the Buyer. Such approval shall not be unreasonably withheld.

13.  ESCROW

     Upon acceptance of the final Phase 2 deliverables, TCI and NEAH agree to establish and administer an Escrow Agreement. Such Escrow Agreement shall be placed with a mutually agreed upon escrow agent within the metropolitan area, containing all information necessary to build the Neah fuel cell battery developed under this Agreement, including all design and manufacturing documentation associated with any of the Neah Technology ("Escrow Materials") within 30 days after Phase 2 has been completed. The information contained in the Escrow Agreement shall as a minimum provide that TCI shall gain possession of and the right to use any of the information contained therein to manufacture and sell the Phase 2 Neah Technology fuel cell in the event (Release Event) that (i) Neah ceases doing business and its business is not continued by another corporation or entity that acquires the business in connection with a merger or sale as described in Clause 25 below and agrees in writing to be bound by the terms of this Agreement; (ii) Neah makes a general assignment for the benefit of creditors; (iii) Neah suffers or permits the appointment of a receiver for it, business or assets which is not removed within a period of sixty (60) days (provided that temporary access to the Escrow Materials may be obtained if reasonably necessary during such period); (iv) Neah avails itself of any proceeding under the Federal Bankruptcy Act and is unable to continue to supply and support TCI in a timely manner during the term of this Agreement; or (v) Neah is unwilling or unable to manufacture the Product for TCI in accordance with the terms of the Production Phase Amendment.

     When the Escrow Materials are placed in escrow, TCIshall have the right to conduct one review of those materials in the presence of a Neah employee. No copies of any of the Escrow Materials shall be made by TCI and none of the Escrow Materials, or any portion thereof, shall be taken or removed by TCI during that review or at any other time prior to a Release Event. Neah agrees to keep the Escrow Materials updated and current in the event of subsequent changes to the design, test or manufacturing documentation.

     The Escrow Agreement shall provide that, in the event that Neah in good faith disputes whether a Release Event has occurred, the Escrow Materials shall not be released from escrow until the dispute has been resolved by binding arbitration as provided in Clause 29 of this Agreement.

     After a Release Event, TCI shall have a license as provided in Attachment 3 to the Neah Technology for purposes of manufacturing and selling the products developed pursuant to this Agreement.

     TCI shall pay all fees and costs associated with the escrow.

14.  TERMINATION

     A. If either party ceases doing business and its business is not continued by another corporation or entity that acquires the business in connection with a merger or sale as described in Clause 25 below and agrees in writing to be bound by the terms of this Agreement, or if any proceeding under the bankruptcy, insolvency or reorganization laws is brought by or against a party and it is unable to provide reasonable assurances that it will be able to continue to perform its obligations under this Agreement, at if a party suffers or permits the appointment of a receiver for its business or assets which is not removed within a period of sixty (60) days, the other party may terminate this Agreement in whole or in part without liability.

     B. Buyer reserves the right to terminate this Agreement for its convenience even though Seller is not in default hereunder. In such event a mutually satisfactory and equitable adjustment of the terms hereof shall be made. Buyer shall pay for allowable, allocable costs and non-cancelable commitments reasonably incurred (if any) prior to the date of termination, and fair and allowable closeout costs. Upon receipt of notice pf such termination, Seller shall, unless such notice otherwise directs, immediately discontinue all work on this Agreement and deliver, if and as directed to Buyer all completed and partially complete articles, work in process and materials purchases or acquired for performance of this Agreement. Seller shall take all reasonable steps to minimize termination costs. In no event, however, shall Buyer be obligated to pay the Seller any amount in excess of the total purchase order price at the time of termination of the work.

     C. If the Buyer does not exercise the Production Phase Option within the period set forth in Clause 3A above, this Agreement shall automatically terminate one year thereafter.

     D. In the event that either Party breaches any material term of this Agreement, the other Party may terminate this Agreement by written notice to the other Party, provided that such breach bas not been cured within thirty (30) days following the date of such notice (or, if cure is not reasonably possible within such period, provided that the defaulting party has not taken reasonable steps to effect a cure within such period).

     E. Neither Buyer nor Seller shall be considered in default in performance of its obligations hereunder if performance of such obligations is prevented or delayed by acts of God or government, labor disputes, failure or delay of transportation, or any other similar cause or causes beyond their reasonable control.

     F. The provisions of this Agreement which by their nature require performance following termination of this Agreement shall survive such termination, including without limitation Clauses 4, 7, 8, 10, 13, 17, 18, 19, 20, 23, Attachments 2, 3 and 6.

     G. Notwithstanding the foregoing: (i) in the event that Buyer terminates this Agreement pursuant to Clause 14B or 14C above, or Seller terminates this Agreement pursuant to Clause 14A or 14D above, all licenses granted to Buyer pursuant to this Agreement shall terminate except for rights related to products already sold and licenses with respect to jointly developed Fuel Cell/Radio IP granted pursuant to Clause 7 above; and (ii) in the event that Buyer terminates this Agreement pursuant to Clause 14A or 14D above, all licenses granted to Seller pursuant to this Agreement shall terminate.

15.  CHANGES

     A. Buyer shall have the unilateral right from time to time to propose changes within the general scope of the work in any of the following areas: 1) drawings, designs, or specifications; 2) method of shipping or packing; 3) quantities, period of performance, delivery schedule;
          4) place or time of delivery; 5) amount or type of Customer Furnished Property; 6) tasks to be performed; 7) place of inspection and/or acceptance; and 8) acceptance criteria. If any such change causes an increase or decrease in the cost of, or the time required for, the performance of any part of the work being performed under this Agreement, an equitable adjustment in contract price or delivery schedule, or both, shall be made. Any claim bys the Seller for adjustment under this Article must be submitted in writing within thirty (30) days from the date of receipt of the change notification by Seller. In the event that the parties are unable to mutually agree to an equitable adjustment within thirty (30) days following the presentment of such claim, either party may submit the dispute for resolution pursuant to Clause 29 below. Failure to mutually agree to any equitable adjustment shall not excuse the Seller from proceeding with the work as changed.

     B. Buyer may at any time, by written order to the Seller, require the Seller to stop all, or any part of the work called for by this Agreement, for a period of up to ninety eighty (90) days after the Stop Work Order is delivered to the Seller, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Clause 15. Upon receipt of such a Stop Work Order, the Seller shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of ninety (90) days after a Stop Work Order is delivered to the Seller, or within any extension of that period to which the parties shall have agreed, Buyer shall either (1) cancel the Stop Work Order; or (2) terminate or cancel the work covered by such Stop Work Order. If any such Stop Work Order causes an increase or decrease in the cost of, or the time required for, the performance of any part of the work being performed under this Agreement, an equitable adjustment in contract price or delivery schedule, or both, shall be made in accordance with Clause 15A above.

16.  NOTICE OF DELAY

     Whenever any other actual or potential event is delaying or threatening to delay delivery of the supplies ordered pursuant to this Agreement, the Seller shall as soon as possible give notice thereof to the Buyer,

17.  SEVERABILITY AND GOVERNING LAW

     If any part, term or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state or local Government having jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby. Any litigation resulting from disputes shall be governed by the laws of XXXX.

18.  TAXES

     All sales and use taxes relating to the goods and services to be provided by Seller pursuant to this Agreement shall be payable by Buyer, and may be added to the amounts invoiced by Seller pursuant to this Agreement. The parties shall use reasonable efforts to cooperate to minimize any such taxes, including making all shipments F.O.B. destination.

19.  WARRANTY DISCLAIMERS

     A. Neah warrants that there are no legal actions pending against Neah relating to Neah's right to develop, manufacture, sell and or use the Neah Technology and that as of the date of this Agreement, to the knowledge of Neah, the manufacture, sale and/or use of the Neah Technology does not infringe on the intellectual property rights of any third party. Neah warrants that it has the right and authority to enter and execute this Agreement.

     B. THE FOREGOING ARE THE ONLY WARRANTIES OFFERED BY NEAH PURSUANT TO THIS AGREEMENT, AND NEAR HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

     C. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES,

20.  NON-DISCLOSURE AGREEMENT

     The parties agree to abide by tile terms of the "Non-Disclosure Agreement" included in this Agreement as Attachment 1, provided that in the event of any conflict between the terms of the Non-Disclosure Agreement and this Agreement, the terms of the Agreement shall control.

21.  COMPLIANCE WITH LAWS

     Each party shall comply with, all applicable federal, state, and local laws, rules and regulations, specifically including the Foreign Corrupt Practices Act, the Anus Export Control Act, the International Traffic in Arms Regulations (ITAR) and all United States export laws and regulations. Each party further agrees not to engage in any deceptive or unauthorized practices. Each party agrees to hold the other party harmless from all liability resulting from failure to so comply.

22.  TERM OF AGREEMENT

     This Agreement shall commence, as of the last date of signature of this Agreement, and shall be in force until the earlier if (i) one year following the failure of Buyer to exercise the Production Phase Option within the period specified in Clause 3A, (ii) termination as provided in Clause 14 above, or (iii) the expiration of the Production Phase Amendment.

23.  PATENT AND INFRINGEMENT INDEMNITY

     Seller agrees to save harmless and protect Buyer and its customers against all costs and expenses arising out of a claim that any goods or part thereof furnished by Seller under this Agreement infringes any United States patent, or misappropriates any third party trade secret, patent or copyright, if notified in writing promptly by Buyer after Buyer becomes aware of such claim. Seller agrees to defend at its expense any suits or proceedings against Buyer based upon a claim that the product(s), software, data or services furnished hereunder by Seller to Buyer infringes a United States patent, copyright or other intellectual property right of a third party, and agrees to pay costs and damages finally awarded, or any amounts paid to said third party as part of a settlement of such action in any such suit or proceeding, as well as any attorneys fees or other legal expenses incurred in connection therewith, provided that Seller is notified promptly in writing of the suit and, at Seller's request and at its expense, is given control of said suit and reasonable assistance for defense of the same.

     In the event that Buyer is enjoined from using the product as a result of such suit, or if the product is likely to become the subject of a claim of infringement of a United States patent, copyright or other intellectual property right of a third party, Seller at its own election and expense shall either (i) procure for Buyer the rights to continue using the product, or (ii) modify or replace the product so that it becomes non-infringing while giving equivalent performance. In the event that any changes made by Seller require requalification testing, Seller shall either perform such re-qualification testing at no cost to the Buyer, or shall reimburse Buyer for any re-qualification expenses incurred by Buyer.

     This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent, copyright or trade secret to the extent arising out of any specifications or materials supplied by Buyer or by the modification of the product, software, data or services by or on behalf of Buyer, and Buyer shall defend, indemnify and hold harmless Seller with respect to any such suit and all related expenses and damages.

     The parties intend to discuss the expansion of the indemnification provision to be included in the Production Phase Amendment to provide for coverage with respect to patents outside of the United States, it being the intention of the parties that the Production Phase Amendment provide for such indemnification in the countries where the products are being sold where commercially reasonable.

24. AUTHORIZED BUYER REPRESENTATIVE

     During the performance of this Agreement, Seller win not accept from Buyer's representatives, other than Buyer's authorized procurement personnel, any verbal or written direction, or other course of conduct, which changes or can be construed to change the provisions of the contract. Seller agrees to notify Buyer's procurement representative promptly of any such unauthorized direction or conduct.

         Administrative and official contractual notifications under this Agreement shall be referred to the following representatives of the parties:

         Seller:    Gregg Makuch, Director of Product Marketing

         Buyer:     XXXX, Contracts, XXXX

         Technical and programmatic matters under this subcontract shall be referred to the following representatives:

         Seller:    Dr. Slobodan Petrovic, Director of Systems Integration

         Buyer:     XXXX, Engineering, XXXX

         Each party may change its representatives named in this Article by written notification to the other party.

25.  ASSIGNMENT, DELEGATION AND SUBCONTRACTING

     Seller shall not assign any of its rights or interest in this Agreement without the Buyers' prior written consent, provided that no such consent shall be required in connection with a merger or other sale of Seller's business and assets related to this Agreement if the acquiring party expressly assumes all of Seller's obligations under this Agreement. Buyer shall not assign any of its rights or interest in this Agreement to any third party which Seller reasonably considers to be a competitor in the fuel cell business without Seller's prior written consent. Seller shall not delegate any of its duties or obligations under this Agreement except as expressly provided herein or as agreed in writing by Buyer. No assignment, delegation or subcontracting by either party, with or without the other party's consents, shall relieve such party of any of its obligations under this Agreement

26.  SELLER EXPERTISE

     The Seller acknowledges that it is an expert fully competent in all phases of the work involved with the Products, Software, Data and/or Services being procured under this Purchase Agreement, including but not limited to the designing, testing, manufacturing, and repairing of such Products. The Seller agrees that Buyer and Buyer's customers are entitled to, and have relied upon the Seller as an expert and the Seller shall not deny any responsibility or obligation hereunder on the grounds that Buyer or Buyer's customers provided recommendations and/or assistance in any phase of the work, including but not limited to the acceptance by Buyer of the design, software, data, services or production of the Product.

27.  TIME OF THE ESSENCE

     It is understood by Seller that time is of the essence in performance of all work purchased by Buyer under this Agreement and any related purchase order(s). Seller acknowledges that a key consideration for Buyer selecting Seller is schedule criticality.


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28.  COMPLETE AGREEMENT AND RELATIONSHIP OF THE PARTIES

     All paragraphs, attachments and other documents incorporated by reference in this Agreement, or referenced within those documents, constitute the complete and entire expression of the parties to the exclusion of any other documents or representations. The terms and conditions hereof may not be varied except by a written modification signed by both parties.

     Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Neah and Neither party shall have the power to control the activities and operations of the other and their status will be that of independent contractor with respect to each other. Neither party shall have any power or authority to bind or commit the other.

     Except as specifically provided for elsewhere herein, each Party shall be solely responsible for all its costs, salaries and other expenses incurred in connection with the performance of its obligations hereunder, and the other Party shall have no liability, obligation or responsibility therefore.

29.  DISPUTES

     All disputes arising under this Agreement shall be resolved by mediation and binding arbitration in accordance with the following terms. Either party may commence an action by notifying the other Party and the American Arbitration Association ("AM"). Unless the parties agree upon a mediator within thirty (30) days following such notification, AAA will promptly designate a mediator who is independent, impartial and has relevant industry experience, and AAA's decision about the identity of the mediator will be final and binding. The Parties agree to conduct at least eight (8) consecutive hours of mediated negotiations within 30 days after the notice is sent. Each Party shall bear its own expenses for the mediation and they shall each share equally in the expenses and fees of the mediator. If the dispute is not resolved by negotiation or mediation within thirty (30) days after the first notice to AAA is sent, then, upon notice by either Party to the other and to AAA, the controversy or dispute will be submitted to an independent, impartial, sole arbitrator, who is recognized as an expert in the fuel cell industry, for binding arbitration in accordance with AAA's Commercial Arbitration Rules. The arbitrator may be selected by mutual agreement of the Parties, or either Party may elect to have the AAA select an arbitrator. The arbitration shall be held at a mutually agreeable location in the city of Denver, Colorado, USA, and the United States Arbitration Act will govern the arbitration, 9 U.S.C. Sections 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The Parties agree that they will faithfully observe this Agreement and will abide by and perform any judgment rendered by the arbitrator. The judgment of the arbitrator will be final and binding on the Parties. The Agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The arbitrator shall apportion to each Party all costs, including without limitation, attorney's fees, incurred in conducting the arbitration, in accordance with what he or she deems just and equitable under the circumstances. Notwithstanding the foregoing, neither party shall be precluded from seeking injunctive relief from a court of competent jurisdiction pending the resolution of any dispute in accordance with this Clause 29.

30.  ADDITIONAL SUPPLEMENTAL FLOW-DOWN PROVISIONS DURING PRODUCTION

     In the event that Buyer elects to proceed to Production Phase 3, the Production Phase Amendment will incorporate applicable U.S. Government flow-down contract terms, FAR and DFAR provisions which are made a part of the Buyer's prime contract(s). Seller agrees to abide by the terms of those provisions and to indemnify Buyer in the event of non-compliance.

31.  HEADINGS

     The capitalized terms used in this! Agreement shall have the meaning set forth on Attachment 5.

32.  ATTACHMENTS

     The following attachments are an integral part of this Agreement:

     Attachment 1 - Statement of Work

     Attachment 2 - Non-Disclosure Agreement

     Attachment 3 - License and Exclusivity Provisions

     Attachment 4A - Phase 1 Specification

     Attachment 4B - Phase 2 Specification

     Attachment 5 - Defined Terms

     Attachment 6 - Common Warrant

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as shown below: Neah Power Systems, Inc.

Neah Power Systems, Inc.                    Thales Communications, Inc.

By:                                         By:
------------------------------------        -----------------------------------
(Signature)                                (Signature)

------------------------------------        -----------------------------------
(Typed or Printed Name)                     (Typed or Printed Name)

------------------------------------        -----------------------------------
(Title)                                     (Title)

------------------------------------        -----------------------------------
(Date)                                      (Date)